Exhibit 10.2

Addendum to the Agreement for Operation and Sale of Digital wallets

From the 5th of December 2019

Made and signed in Tel Aviv on the 27th of December 2020

Between	Hold Me Ltd.
Private company number: 513933218
Of 30 Golomb Street Nes Ziona
(Hereinafter: “Hold Me Ltd.”)
The first party;

And	Galileo Tech Ltd.
Public company number: 520043001
Of 9 Masada Street, Bnei Brak
(Hereinafter: “Galileo” or “the Company”)

The second party;

Whereas:	the parties signed an Agreement for Operation and Sale of Electronic Wallets (hereinafter: “the Agreement”) on the 5th of December 2019;

And Whereas:	in the framework of the Agreement, Hold Me granted Galileo, for a subsidiary under Galileo’s full ownership, a license to use the technology, as defined in the provisions of the Agreement;

And Whereas:	the parties wish to update and regulate the new Agreements made between them;

Therefore, the following was declared, stipulated, and agreed upon by the parties:

1.	The preface to this addendum constitutes an inseparable part thereof.

2.
As of the time of this addendum, in accordance with paragraph 5 of the Agreement Galileo owes a sum of 450 thousand NIS to Hold Me for the establishment fees as defined in the Agreement.  The parties hereby agree that the balance shall be paid as detailed below, despite the aforementioned in paragraph 5 of the Agreement:

a.
40% of the aforementioned debt, meaning, a sum of 180,000 NIS, shall be converted to regular shares without the par value of Galileo according to the rate of 1.4 NIS per share - 128,571 regular Company shares, which shall be allocated to Hold Me and/or anyone on its behalf (hereinafter: “the Allocated Shares”).

If, in June 2021 the shares’ rate is less than 1.4 NIS, Galileo shall allocate to Hold Me and/or anyone on its behalf an additional sum of shares to complete the compensation for the conversion of the debt to the aforementioned 180,000 NIS as mentioned above, at the rate of 1.2 NIS per share (hereinafter: “the Compensation Shares”).

It must be clarified that the allocation of these shares and the Compensation Shares (insofar as their allocation will be required) shall be subject to all approvals required by law, including the approval of the parties’ directorates and the approval of the Tel Aviv Stock Exchange Ltd. for their trade listing.

In addition, the Allocated Shares and the Compensation Shares (insofar as their allocation will be required) shall be subject to the Capping Provisions stipulated in Paragraph 15C of the Securities Law of 1968 and the Securities Regulations (Details with regard to Sections 15A to 15C of the Law) of 2000.

b.	A total of 120 thousand NIS plus VAT shall be paid by the end of December 2020.

c.	A total of 150 thousand NIS plus VAT shall be paid by the end of January 2021.

d.
The annual registration fees for the second year of activity which commenced on 5.12.2020 in the sum of 100 thousand NIS, in accordance with paragraph 5.1.2.1. of the Agreement, shall be frozen and paid in the course of June 2021 and/or at a later date, provided that the Company enters into at least one contract for a significant payment transaction related to the field of digital wallets, and in any case, even in the absence of such a transaction, these licensing fees shall be paid no later than 5.12.2021.

3.
The parties hereby agree that the remainder of the Agreement provisions shall remain without change and that the addendum to this Agreement does not change the remainder of the provisions of the original Agreement signed between the parties and the parties’ rights according to it.

4.	This addendum shall constitute an inseparable part of the Agreement and shall be valid as long as the Agreement is in force.

In witness whereof the parties have affixed their signatures:

/s/ Menachem Shalom	illegible signature
Hold Me Ltd.	Galileo Tech Ltd.